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                                                                  Exhibit 15.1

July 23, 1997

First Western Bancorp, Inc.
101 East Washington Street
New Castle, PA 16101

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of First Western Bancorp, Inc. and subsidiaries for the period ended March 31, 1997 and 1996, as indicated in our report dated April 15, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania